Exhibit 21.01

Exhibit 21.01- List of Subsidiaries

Name of Subsidiary	Jurisdiction of Incorporation
Lothian Shelf Limited	Scotland
BBB Foods Limited Partnership	Scotland
Tiendas Tres B, S.A. de C.V.	Mexico